Exhibit 99.1

News Release
Public Storage
701 Western Avenue
Glendale, CA 91201-2349
www.publicstorage.com
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                                                     For Release:  Immediately
                                                     Date: April 22, 2008
                                                     Contact:  Clemente Teng
                                                     (818) 244-8080

            PUBLIC STORAGE ANNOUNCES MANAGEMENT CHANGES IN OPERATIONS

GLENDALE, CALIFORNIA - Ronald L. Havner, Jr., President and Chief Executive Officer of Public Storage (NYSE:PSA), announced today several management changes.

First, John E. Graul, President of Self-Storage Operations, has announced his retirement effective December 31, 2008. John's success here at Public Storage and throughout his career has enabled him to pursue his many personal interests. With John's departure, we are losing a seasoned executive who has contributed much to our company's success over the past four years. We wish him all the best, and we will miss him.

As a result of John's retirement, we have re-evaluated the current structure of operations management, especially considering our significant growth over the last five years. We are pleased to announce that beginning May 1, 2008, John M. Sambuco and David D. Young have been selected to jointly run the U.S. operations. John Sambuco is currently Chief Operating Officer of Shurgard Europe and will be returning to the U.S. in June. John has been with Public Storage for over 16 years. David Young is currently a Divisional Manager in the Southeast and has been with Public Storage for over five years.

With John Sambuco returning to the U.S., Peter G. Panos, Divisional Manager for the Midwest, will be moving to Europe to become the Chief Operating Officer reporting to Steven De Tollenaere, Chief Executive Officer of Shurgard Europe. Pete Panos has been with Public Storage for nine years, starting as head of the retail operations and then moving to Chicago where he has been a divisional officer for the past seven years.

COMPANY INFORMATION
-------------------

Public Storage, a member of the S&P 500 and the Forbes Global 2000, is a fully integrated, self-administered and self-managed real estate investment trust that primarily acquires, develops, owns and operates self-storage facilities. The Company's headquarters are located in Glendale, California. The Company's self-storage properties are located in 38 states and seven Western European nations. At December 31, 2007, the Company had interests in 2,012 self-storage facilities with approximately 126 million net rentable square feet in the U.S. and 174 storage facilities with approximately nine million net rentable square feet in Europe.

Additional information about Public Storage is available on the Internet. The Company's web site is www.publicstorage.com.

FORWARD-LOOKING STATEMENTS
--------------------------

All statements in this press release, other than statements of historical fact, are forward-looking statements which may be identified by the use of the words "expects," "believes," "anticipates," "should," "estimates" and similar expressions. These forward-looking statements involve known and unknown risks and uncertainties, which may cause Public Storage's actual results and performance to be materially different from those expressed or implied in the forward-looking statements. Factors and risks that may impact future results and performance are described from time to time in Public Storage's filings with the Securities and Exchange Commission, including in Item 1A,

"Risk Factors" in Public Storage's Annual Report on Form 10-K for the fiscal year ended December 31, 2007, our Quarterly Reports on Form 10-Q, and current reports on Form 8-K. These risks include, but are not limited to, the following: general risks associated with the ownership and operation of real estate including changes in demand for our storage facilities, potential liability for environmental contamination, adverse changes in tax, real estate and zoning laws and regulations, and the impact of natural disasters; risks associated with downturns in the national and local economies in the markets in which we operate; the risk that the parties may for any reason be unable to finalize negotiations and completion of a possible transaction involving Shurgard Europe; the impact of competition from new and existing storage and commercial facilities and other storage alternatives; difficulties in our ability to successfully evaluate, finance, integrate into our existing operations and manage acquired and developed properties; risks related to our participation in joint ventures; risks associated with international operations including, but not limited to, unfavorable foreign currency rate fluctuations that could adversely affect our earnings and cash flows; the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing REITs; risks associated with a possible failure by us to qualify as a REIT under the Internal Revenue Code of 1986, as amended; disruptions or shutdowns of our automated processes and systems; difficulties in raising capital at a reasonable cost; delays in the development process; and economic uncertainty due to the impact of war or terrorism. Public Storage disclaims any obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, new estimates, or other factors, events or circumstances after the date of this press release, except where expressly required by law.

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